                                                                   Exhibit 10.10

                           APEX SILVER MINES LIMITED
                                Caledonian House
                           Mary Street, P.O. Box 1043
                           George Town, Grand Cayman
                                 Cayman Islands


                                                              September 26, 1996

Mr. Gregory G. Marlier
6237 South Locust Street
Englewood, CO  80111

     Re:  Apex Silver Mines Limited
          Offer Of Employment

Dear Greg,

In line with our recent discussions, we are pleased to present herein the terms of our employment offer with Apex Silver Mines Limited or its United States affiliate as applicable (collectively the "Company").

I.   THE POSITION

     The principal responsibilities of this position involve:

     . Formulate, with the approval of the CEO, the company's financial policies.

     .   Develop and manage the company's financial controls.

     . Administer and manage the company's accounting structure, systems, and processes.

     .   Prepare, issue and explain the company's financial statements.

     .   Administer the company's budgetary process.

     .   Manage the company's cash.

     .   Be responsible for all internal audit activities.

     . Be responsible for all tax activities, to include policies and execution.

     .   Take the lead in structuring the financial aspects of mining deals.

     . Play a hands-on-role in preparation and management of all financial structures for financings.

     . Play a hands-on role in selecting the company's offices in Denver and negotiating the deal for the space and furnishings.

Mr. Gregory G. Marlier
September 26, 1996
Page 2


     . Supervise the company's administration functions to include the administrative aspects of its human resource activities.

     .   Handle the company's SEC filings (when the company becomes public).

     Naturally, you agree that all information concerning the Company's business will be treated as confidential.

     You will be based in Denver, Colorado, and travel will be based upon the requirements of the position. You agree to devote your full working time to the Apex Silver Mines Group of companies.

II.  TITLE AND REPORTING RELATIONSHIPS

     1.  TITLE

         Your title will be Vice President Finance & Controller.

     2.  REPORTING RELATIONSHIPS

         You will report directly to the CEO.

III. START DATE

     You may start employment with us at a mutually agreed upon date. Your compensation and benefits will commence on your first day of employment.

IV.  COMPENSATION

     1.  BASE COMPENSATION

         You will be paid an annual base compensation of US$125,000, payable monthly. Your first review of base compensation will be in 18 months of your joining the company.

     2.  BONUS

         I plan to install a Performance Bonus Plan at Apex covering the Calendar Year 1998 to be paid out according to the provisions of the Performance Bonus Plan when it is adopted which will undoubtedly occur after 1998.

Mr. Gregory G. Marlier
September 26, 1996
Page 3


     3.  BENEFITS

         Quite obviously a mining junior does not compete with a major mining company in terms of providing a complete comprehensive and top of the line benefit plan. However, I plan to install an appropriate personnel benefit plan for Apex's U.S. based executives at the earliest possible time.

         In that regard, as you may know, I recently commissioned Anderson & Schwab to conduct a compensation and benefit survey comprising juniors, intermediate and senior mining companies. I then asked A&S to recommend what they considered to be relevant competitive benefit plans that would be suitable for Apex.

         These plans, which are discussed below represent our present thinking on benefits that we plan to adopt for Apex. Although these plans are likely to be adopted, they have not yet been finalized.

         Apex' intent with regard to each benefit plan is as follows:

         Title of Plan                    Likely Apex Plan
         -------------                    ----------------
         Medical Plan                     HMO or PPO.
                                          If PPO: 80/20 coverage, deductible
                                          $200 per person, $400 per family,
                                          annual maximum $1,000 per person,
                                          $2,000 per family, $1,000,000 lifetime
                                          maximum.

         Dental Plan                      Either a plan with a $150 family
                                          deductible and $1,250 maximum annual
                                          benefit or a Dental HMO.

         Vision Plan                      None, but a Medical Reimbursement
                                          Account is contemplated, funded by the
                                          Company, that can be used for certain
                                          health care expenditures such as
                                          vision.

         Short-Term Disability            6 months full pay based on service.

Mr. Gregory G. Marlier
September 26, 1996
Page 4


         Long-Term Disability             66% of pay up to $12K per month.

         Survivor Benefit Plan            Probably won't have one

         Life Insurance Plan              2 x salary at $500K maximum

         AD&D Insurance Plan              2 x salary at $500K maximum

         Travel Accident Insurance Plan   Covered by life insurance and AD&D
                                          insurance

         Savings Plan                     401K plan or equivalent savings plan
                                          with company matching 50% of
                                          individual's contribution up to 6% of
                                          individual's salary up to a federally
                                          mandated cap, which is currently
                                          $150K. Increase in Apex's
                                          contributions to be considered when
                                          company is in production and has a
                                          positive cash flow.

         Pension Plan                     Some form of pension to be considered
                                          in the long-term future.

         Should you accept this offer of employment, it is our intent to work with you regarding your being covered under these plans in a timely way. This work will be done by A&S' Dick Hinkel, who is a career long human resources specialist whose prior assignment (for fifteen years) was as Vice President, Human Resources, for Homestake Mining. Dick took the lead in doing the compensation and benefits survey described above.

     4.  STOCK OPTIONS

         You will be eligible for participation in the Company's stock option plan. Thus, we will provide you with options on approximately $225,000 of stock of Apex Silver Mines Limited. The price of Apex's stock is based on the value of the company (US $160 million) as was determined by the recent successful completion of our private placement.

        . You will vest in these options over a four year period at 25 percent per year.

Mr. Gregory G. Marlier
September 26, 1996
Page 5


        . You will be eligible to vest 25% immediately upon joining the Company, at which time you will be subject to the same shareholders' agreement entered into by all Apex's shareholders.

V.   OTHER

     1.  VACATION

         Four weeks vacation per year.

     2.  REIMBURSABLE EXPENSES

         . You will be reimbursed in accordance with company policy and guidelines for all reasonable expenses incurred in connection with travel on company business.

         . The company is considering and probably will adopt the policy of providing corporate credit cards to cover travel, hotel, etc. However, a final judgment on this point has not been made.

         . As to class of travel, domestic travel will be coach and all international travel will be business class.

         .   Frequent flyer miles will be the property of the user.

     3.  YOUR PAY

         Upon joining, and until Apex establishes a Denver office, you will be paid by wire to your bank account.

     4.  COMPANY OFFICE

         The company will establish a Denver office but it will take a while to do so. Until then the company will require that you work out of your home when you are in Denver. This, of course, means that if it will take a month or even longer before an office is established, that the company would expect you to put in a separate business telephone line and a fax machine for which they would reimburse you fully for both installation and use.

         If you find for this interim period your home to be an unacceptable place to work, then the company will arrange some type of interim office arrangements.

Mr. Gregory G. Marlier
September 26, 1996
Page 6


VI.  SEVERANCE AGREEMENT

     In the event the Company should desire to terminate your employment, except for cause, within three years after your employment starting date, you will be entitled to severance pay for a twelve-month period at your existing salary, as well as a continuation of your benefits. Upon such an occurrence, bonus awards and stock options will be suspended.

     You agree that in the event you leave Apex that for a period of two years you will not join any company whose primary business is the acquisition and development of silver mines.

*                   *                    *                       *

I have enjoyed getting acquainted with you over the last several months. As a result of getting to know you, I believe that you can make a major contribution to our business and that you will find the work interesting and challenging. I hope you will find these terms of employment attractive.

If you accept our offer of employment, please sign in the space indicated below and return the designated copy to us.


                                                Sincerely,


                                                /s/  Thomas S. Kaplan
                                                --------------------------------
                                                Thomas S. Kaplan
                                                Chairman

AGREED TO AND ACCEPTED:
-----------------------


/s/  Gregory G. Marlier
-----------------------
Gregory G. Marlier

October 2, 1996
-----------------------
     Date